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CHINACAST EDUCATION CORPORATION
(Name of Registrant as Specified in Its Charter)
_________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ChinaCast Education Issues Letter to Shareholders –
Urges Holders to Review Facts and Support Board Nominees at Adjourned Annual Meeting

New York, New York; January 4, 2012 - - ChinaCast Education Corporation (Nasdaq: CAST) today issued the following letter to its shareholders in regard to its adjourned annual meeting to be held on January 10, 2012 at 9:00 a.m. Beijing Standard Time (local time), which is equivalent to 8:00 p.m. EST on Monday, January 9, 2012:

VOTE YOUR BLUE PROXY CARD
TO SUPPORT YOUR BOARD

TIME IS SHORT AND YOUR VOTE IS EXTREMELY IMPORTANT- PLEASE VOTE BY TELEPHONE OR INTERNET TODAY.

January 4, 2012

Dear Shareholders of ChinaCast Education:

By now you should have received our proxy supplement announcing that the Company’s annual meeting has been adjourned to January 10, 2012 at 9:00 a.m. Beijing Standard Time (local time), which is equivalent to 8:00 p.m. EST on Monday, January 9, 2012.

DO NOT RETURN ANY PROXY CARD SENT BY NED SHERWOOD

Ned Sherwood, a current director that the Nominating Committee of your Board of Directors determined was unsuitable to continue serving on the Board, is now sending out his own proxy material and green proxy card in an attempt to get you to reinstate him to his position on your Board of Directors, as well as elect his two hand-picked nominees.  We urge you to discard any proxy materials sent to you by Ned Sherwood.  Show your support for your Board and management and vote the BLUE proxy card today by telephone or Internet.

A Reality Check

It is the current management team and the Board members on the Company’s slate of nominees that have created all value for all CAST shareholders so far, including:

•	Securing the necessary education and telecom licenses with the appropriate PRC government regulatory authorities;
•
Building one of the largest private, post-secondary companies in China with over 35,000 on-campus students at our 3 universities and 145,000 distance learning students using our nationwide broadband satellite network;

•	Growing revenue at an annual compound rate of 40% to $97 million to $99 million in FY2011;
•	Growing adjusted net income at an annual compound rate of 52% to $30 million to $32 million in FY2011; and
•	Growing total assets to over $471 million (including over 200 acres of real estate) and shareholder equity to $292 million or $5.90 book value per share.

We have the right management team and Board nominees to implement our strategic growth plan to enhance long term shareholder value which includes:

•	Continuing to invest in growing our domestic and international post-secondary degree programs in China – the world’s largest market in terms of number of university students;
•
Capitalizing on additional acquisition opportunities - there is a large pool of private universities in China and a fragmented market which provides an excellent consolidation opportunity for companies with access to capital;

•	Returning excess cash via share buybacks and/or dividends using a measured, prudent approach; and
•
Supporting  our Special Committee’s evaluation process to explore all strategic alternatives which we believe may represent the best opportunity to unlock shareholder value for all investors given the prolonged negative market sentiment regarding US-listed Chinese companies.

We have established a process to protect the interests of all shareholders through the establishment of a Special Committee.

While continuing to deliver strong operating results, the Company has recently set up a Special Committee comprised of independent Directors Mr. Justin Tang, Ms. Hope Ni and Mr. Stephen Markscheid.  The Special Committee has retained Credit Suisse Securities (USA) LLC, as its financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP, to act as its independent legal counsel.  Both are leading firms in their respective fields and trusted advisors to some of the world’s largest companies in the corporate mergers and acquisitions marketplace.  After discussions with shareholders and all members of the Special Committee, Mr. Daniel Tseung has agreed to become the fourth member of the Special Committee after  January 10, 2012.

Together with its financial and legal advisors, the Special Committee will undertake a comprehensive review of the Company's strategic alternatives.  Upon completion of its review, the Committee will make a recommendation to the entire Board of Directors regarding the path that it believes will maximize value for ALL of the Company's shareholders.

We believe that ALL shareholders should have the right to approve any sale or other transformative transaction recommended by the Board that results from the work of the Special Committee.  Mr. Sherwood, however, has stated at Board meetings that he will act to block any transaction from being presented to shareholders for their consideration and approval if he is not personally satisfied with the terms of the transaction.

Mr. Ned Sherwood claims to offer an “independent voice” for the Company’s shareholders but based on his actions thus far, we believe the election of his slate to the Board will ONLY serve to offer the following:

•	Disrupt the composition of the Special Committee and its work;
•	Disrupt the work of the professionals advising the Special Committee; and
•	Push away the Company’s current senior management team and potentially shut out interested bidders.

Do you think that any sensible bidder, whether financial or strategic, will be willing to pay a premium price for the Company in a process that is run without the support of the current senior management team?

Setting the Record Straight

The materials Mr. Sherwood has sent you with the green proxy card are filled with misstatements and outright factual errors.  We believe it is critical to the future of the Company that you know the truth.

Mr. Sherwood tells you that he does not seek to control the Board through this proxy contest.  Don’t be fooled – he is trying to control the Board and the future of the Company.

THE FACTS:  The election of Mr. Sherwood’s proposed nominees would effectively put him in control of the Board by allowing him, at a minimum, to cause ongoing deadlock on the Board.  In the event that Mr. Sherwood is re-elected to the Board, it is the position of the Company that Mr. Sherwood would be deemed to continue as Fir Tree’s designee to the Board.  The size of the Board would, therefore, not be expanded to seven members for the purpose of including an additional director designated by Fir Tree.  Mr. Sherwood has stated that he disagrees with Company’s position and has further stated that he believes that Fir Tree should be entitled to an additional designee to the Board, which would give him absolute control of the Board by a 4-3 margin.  Mr. Sherwood has already demonstrated that he wants control of the Board with the first slate of directors that he proposed to nominate which excluded the current management team.  He changed the slate, we assume, after shareholder outrage that he was planning to replace the entire Board with his cronies.  But make no mistake about it – Mr. Sherwood wants to control the Board and the Company.  Do you believe that it is in the best interests of ChinaCast and its shareholders to give Mr. Sherwood the ability to deadlock or possibly control the Board?

Mr. Sherwood tells you that shareholders are best served having him on the Special Committee of independent directors evaluating strategic alternatives for the Company.  That is false!

THE FACTS:  If Ned Sherwood is successful in this proxy fight, he will effectively control the Special Committee and its process and may deny shareholders a chance to decide for themselves the best direction for your Company by withholding a transformative transaction from a shareholder vote if he feels that an offer in connection therewith does not serve his interests.

Your Board and management team have been taking extraordinary steps to try to settle with Mr. Sherwood, yet he has not accepted any of the reasonable compromises we have proposed.  It seems Ned Sherwood will accept nothing short of controlling the Board of your Company without paying you, its rightful owners, a premium for this control.

Mr. Sherwood tells you that everything is under control when he proposed to offer a retention bonus to the “Chinese Local Management.” He is mistaken.

The FACTS:  Each of the four executives named in Mr. Sherwood’s proxy statement (Li Wei, X.Y. Jiang, Jim Ma and Donald Gardner), together with Ron Chan, Michael Santos and Tony Sena, have ALL signed a statement that they will not work for a company that is controlled by Ned Sherwood.  Messrs. Wei, Jiang, Ma and Gardner have signed this statement despite the fact that Mr. Sherwood has directly contacted each of them by email and made unauthorized offers of lucrative financial incentives and promotions to them.

Mr. Sherwood wants you to believe that the sole reason he was removed from the Board’s slate of nominees was his purchase of shares on August 12, 2011. Mr. Sherwood also wants you to believe that the blackout period ended on August 12, 2011. Not true.

THE FACTS:  Mr. Sherwood was removed from the Board’s slate of nominees as a result of a pattern of cumulative conduct that the Board felt was inappropriate for a director of a public company. This conduct did include his purchase of shares on August 12th while having knowledge of an unsolicited third party offer at a substantial premium to the then current market price of the Company’s shares.  With respect to the purchase of these shares, the blackout period DID NOT end on August 12, 2011 as Mr. Sherwood would like you to believe.  First, to clarify earlier disclosure, after the Company received the third party offer (not contemporaneously), counsel for the Company advised the Company that the offer constituted material non-public information and accordingly, a blackout period was in effect.  Mr. Sherwood disagreed and the discussion in the Board room was so intense over this issue that the Company had to hire special counsel to opine on this issue.  Special counsel eventually reported to the Board and opined that the Company and all related personnel and Board members were in possession of material non-public information and thus it was appropriate for the Company to maintain a blackout period. Mr. Sherwood’s purchase of shares while he had material, non-public information was wrong and of questionable legality - although he can try to pick out pieces of the record to try to excuse his conduct.  Someone of his sophistication and experience simply should have known better and should have adhered to the Company’s policies.   In fact, no other director or officer has purchased shares during this blackout period.

The fact that Mr. Sherwood continued to pressure the Board to accelerate the share repurchase program despite possession of material inside information regarding the unsolicited offer was also wrong and of questionable legality.  We believe that the recent action filed by the Securities and Exchange Commission against Steifel Laboratories (“Steifel”) and its Chairman accusing them of defrauding shareholders of millions of dollars by withholding from them vital information about Steifel, including information with respect to the potential acquisition of Steifel by a third party at a substantial premium, while Steifel was buying their shares at extremely low valuations, is analogous to facts surrounding Mr. Sherwood’s questionable actions and confirms that we acted appropriately under the circumstances.

We also believe that Mr. Sherwood’s instruction to management in March 2011 to cut-off all shareholder communications during an intensive short attack was wrong and of questionable legality as he continued to make purchases for his own account during this period of time.  In fact, in his position as Chairman of the Compensation Committee, Mr. Sherwood threatened incentive penalties to management if his non-communication directive was not followed.  To its credit, management did not follow Mr. Sherwood’s instruction, choosing instead, as we believed, to do what was in the best interests of all our shareholders.

These incidents, as well as the unauthorized offers Mr. Sherwood made to certain members of management, as described above, are just a few of the many examples of Mr. Sherwood’s inappropriate conduct as a member of our Board, giving rise to his removal from the slate of management’s nominees.

Mr. Ned Sherwood says that “he has been requesting two to three year rolling projections at our regular scheduled Board meetings to no avail.” Not true.

THE FACTS: The Company submitted a 5 year plan to every Board member, including Mr. Sherwood, on November 14, 2011.  Mr. Sherwood has confirmed that he has reviewed it and even asked questions about it.  This same plan is currently being reviewed by the Special Committee and its financial advisor.  This assertion by Mr. Sherwood is just a distraction, we believe, intended to create the impression of an unresponsive management team.

Mr. Sherwood cites statistics to downplay the threat of competition from CIBT Education, the competitor on whose Board one of Mr. Sherwood’s nominees, Derek Feng, sits.  Mr. Sherwood also tells you that Derek Feng is qualified to sit on the Chinacast Board.  We disagree.

THE FACTS:  China has the largest post-secondary market in the world and the long-term growth prospects are tremendous.  CIBT is a small competitor in China now, however it has the resources to become a much more significant force, particularly if one of its Board members had access to our business plans.  We work tireless every day to grow our Company by creating value for ALL shareholders and we refuse to stand by and watch another company benefit from our efforts by granting unfettered access to our most intimate strategic plans and operating details.

The Bottom Line:

You have a strong management team and a dedicated and independent Board;

Your current Board and the independent Special Committee will provide you with a fair and independent evaluation process and we are committed to maximizing value for ALL shareholders;

 Interrupting the current Special Committee process and potentially disrupting the business future of the Company is not in the best interests of the Company’s shareholders.

PLEASE SUPPORT YOUR BOARD - VOTE THE BLUE PROXY CARD.
IT’S THE RIGHT CHOICE TO PROTECT YOUR INVESTMENT IN CHINACAST EDUCATION

Your Board and the management team have built a very profitable, well-managed company over the past 12 years.  We believe that if Mr. Sherwood were to win this proxy contest, CAST shareholders would ultimately lose.

Please take the time to vote.
  Your vote is very important, no matter how many shares you own.
This could be the most important vote you will ever make regarding the future of ChinaCast Education.

It is very important that you return ONLY the BLUE voting instruction form.  Even if you have already voted the Mr. Sherwood’s green voting form, you can still change your vote to support your Board using the enclosed BLUE voting form.

If you have any questions or require assistance please contact our proxy solicitors, MacKenzie Partners at 1-800-322-2885, or Advantage Proxy, toll-free at 1-877-870-8565.

On behalf of your Board of directors and the Special Committee

Sincerely,

Ron Chan Tze Ngon

Important Additional Information and Where to Find it

This press release attached hereto may be deemed to be solicitation material in respect of the proposals to be voted upon at the Annual Meeting of Stockholders (“Annual Meeting”) on December 21, 2011 at 9:00 a.m. Beijing Standard Time (which is equivalent to December 20, 2011 at 8:00 p.m. U.S. Eastern Standard Time) described in the Company’s definitive proxy statement on Schedule 14A, filed by the Company on November 15, 2011, as supplemented by supplements thereto filed by the Company dated December 8, 2011, December 16, 2011 and December 27, 2011.  The Company has filed with, or furnished to the Securities and Exchange Commission (the “SEC”), all relevant materials, including a definitive proxy statement on Schedule 14A, and has mailed the definitive proxy statement on Schedule 14A to its shareholders.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ANNUAL MEETING AND THE PERSONS SOLICITING PROXIES IN CONNECTION WITH THE PROPOSALS TO BE VOTED UPON AT THE ANNUAL MEETING.  This press release is not a substitute for any proxy statement or other filings that may be made with the SEC.  Shareholders are able to obtain copies of the Company’s definitive proxy statement and the supplemental filings thereto by contacting Advantage Proxy by calling +1- (877) 870-8565 (toll-free).  In addition to receiving the Company’s definitive proxy statement and the supplements thereto by mail, shareholders also are able to obtain these documents, as well as other filings containing information about the Company and proposals to be voted upon at the Annual Meeting and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  In addition, these documents can be obtained, without charge, by contacting the Company at the following address and/or phone number: Suite 08, 20F, One International Financial Centre, 1 Harbour View Street, Central, Hong Kong.

Certain of the Company’s officers and employees may be deemed participants in the solicitation of proxies in respect of the proposals.  Information about the Company’s executive officers and directors can be found in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 16, 2011.  Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

About ChinaCast Education Corporation

Established in 1999, ChinaCast Education Corporation is a leading post-secondary education and e-learning services provider in China. The Company provides post-secondary degree and diploma programs through its three fully accredited universities: The Foreign Trade and Business College of Chongqing Normal University located in Chongqing; Lijiang College of Guangxi Normal University located in Guilin; and Hubei Industrial University Business College located in Wuhan. These universities offer four year and three year, career-oriented bachelor's degree and diploma programs in business, finance, economics, law, IT, engineering, hospitality and tourism management, advertising, language studies, art and music.

The Company also provides e-learning services to post-secondary institutions, K-12 schools, government agencies and corporate enterprises via its nationwide satellite broadband network. These services include interactive distance learning applications, multimedia education content delivery and vocational training courses. The Company is listed on the NASDAQ Global Select Market with the ticker symbol CAST.

Safe Harbor Statement

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CONTACT:
ChinaCast Education Corporation
Michael J. Santos, President-International
+1-347-788-0030
mjsantos@chinacasteducation.com

Paul R. Schulman or Bob Marese
MacKenzie Partners, Inc.
Direct:  +212 929-5500